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                            ALLEGRO NEW MEDIA, INC.
                                   3 OAK ROAD
                          FAIRFIELD, NEW JERSEY 07004

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON FRIDAY, DECEMBER 20, 1996

     A Special Meeting of Stockholders (the "Allegro Meeting") of Allegro New Media, Inc., a Delaware corporation ("Allegro"), will be held at the Ramada Inn, 38 Two Bridges Road, Fairfield, New Jersey 07004, on Friday, December 20, 1996, at 11:00 a.m., local time, to consider and act on the following matters:

     1. the approval of the Merger and the Agreement and Plan of Reorganization (the "Agreement") dated as of October 1, 1996, among Allegro, SPC Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Allegro (the "Merger Sub"), and Software Publishing Corporation, a Delaware corporation ("SPC") pursuant to which, among other things, (i) Merger Sub will be merged with and into SPC (the "Merger"), and (ii) each share of Common Stock, par value $.001 per share, of SPC (the "SPC Common Stock") will be converted into the right to receive, and become exchangeable for, 0.26805 shares of Common Stock, par value $.001 per share, of Allegro (the "Allegro Common Stock");

     2. an amendment to the Certificate of Incorporation of Allegro to increase the number of shares of Allegro Common Stock authorized to be issued from 18,000,000 to 30,000,000, subject to and upon consummation of the Merger;

     3. an amendment to the Certificate of Incorporation of Allegro to eliminate the Class A Convertible Preferred Stock, the outstanding shares of which have been converted into shares of Allegro Common Stock;

     4. an amendment to the Allegro 1994 Long Term Incentive Plan (the "Allegro Incentive Plan") to increase from 1,000,000 to 3,000,000 the number of shares of Allegro Common Stock available for grant under the Allegro Incentive Plan (which increase represents approximately 20.3% of the shares of the Allegro Common Stock estimated to be outstanding or issuable following consummation of the Merger (based upon the capitalization of Allegro and SPC as of October 1, 1996)), subject to and upon consummation of the Merger; and

     5. to transact such other matters as may properly come before the Allegro Meeting or any postponements or adjournments of the Allegro Meeting.

     Following the Merger, based on the shares of SPC Common Stock and Allegro Common Stock outstanding as of October 1, 1996, the former holders of SPC Common Stock will hold approximately 43.0% of the Allegro Common Stock and the holders of Allegro Common Stock prior to the Merger will hold approximately 57.0% of the Allegro Common Stock.

     Information relating to the above matters is set forth in the attached Prospectus/Joint Proxy Statement. Stockholders of record as of the close of business on November 19, 1996 will be entitled to notice of, and to vote at, the Allegro Meeting and any adjournments or postponements thereof.

     All stockholders are cordially invited to attend the Allegro Meeting in person.

                                          By Order of the Board of Directors

                                          Lori Kramer Cinnamon
                                          Secretary
Fairfield, New Jersey
November 22, 1996

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ALLEGRO MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.